EXHIBIT 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS MAY SALES

-- Comparable Store Sales Grow 8.8% --

HOUSTON, TX, June 6, 2002 - Stage Stores, Inc. (NASDAQ: STGS) today reported that comparable store sales for the four week May period ended June 1, 2002 increased 8.8% as compared to the prior year four week May period ended June 2, 2002. Total sales increased 7.8% to $66.9 million from $62.1 million in the prior year period. The Company operated 342 stores during May 2002 while it operated 347 stores during May 2001.

The Company stated that the period's comparable store sales increase was driven by strong performances in misses sportswear, dresses, children's, footwear and home & gifts.

SALES SUMMARY

	Comparable Store Sales Trend			Total Sales
Fiscal Period	% Increase			($ in Millions)
	2002	2001(a)	2001(b)	2002	2001
		(Calendar	(Fiscal	(Fiscal	(Fiscal
		Adj. Basis)	Basis)	Basis)	Basis)
1st Quarter	7.0%	17.1%	18.4%	$206.7	$195.5
May	8.8	19.9	17.5	66.9	62.1
Year-To-Date	7.4	17.7	18.2	273.6	257.6

(a)     The 2001 Calendar Adjusted Basis column compares the seventeen week period starting on February 4, 2001 to the seventeen week period starting on February 6, 2000.

(b)     The 2001 Fiscal Basis column compares the seventeen week period starting on February 4, 2001 to the seventeen week period starting on January 30, 2000.

-- more --

Stage Stores Reports

May Sales

Page - 2

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small towns and communities throughout the south central United States. The Company currently operates a total of 342 stores in 13 states under the Stage, Bealls and Palais Royal names.

On the effective date of the Company's Plan of Reorganization, August 24, 2001, Stage Stores, Inc., a Delaware corporation, merged into its wholly-owned subsidiary, Specialty Retailers, Inc. (NV), a Nevada corporation (the "Merger Date"). On the Merger Date, Specialty Retailers, Inc. (NV), the surviving corporation, changed its name to Stage Stores, Inc. For all periods referenced, Stage Stores, Inc. and its predecessor in interest are both referred to above as "Stage Stores" or the "Company".

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